Exhibit 99.1

SupportSoft Announces Departure of Chief Financial Officer

Vice President of Finance Appointed Interim Chief Financial Officer

REDWOOD CITY, Calif., December 22, 2005— SupportSoft, Inc. (NASDAQ: SPRT), a leading provider of Real-Time Service Management (RTSM™) software, today announced that Brian Beattie, chief financial officer, is leaving SupportSoft on January 6, 2006 to become the chief financial officer at a leading semiconductor design software company. Ken Owyang, SupportSoft’s vice president of finance, has been named interim chief financial officer. Mr. Owyang will report directly to Radha Basu, chairman and chief executive officer of SupportSoft.

“My experiences at SupportSoft have been some of the most exciting, challenging and rewarding of my career,” said Brian Beattie. “I have enjoyed the opportunity to help establish SupportSoft as a leading provider of support automation software for broadband service providers and enterprises. I am confident that SupportSoft is well-positioned for the future and I look forward to watching the Company’s growth and success.”

Prior to joining SupportSoft in 2004, Mr. Owyang was chief financial officer at Marimba, Inc. where his responsibilities included finance, tax, mergers and acquisitions, and investor relations. Mr. Owyang has more than 17 years of corporate finance and management experience, beginning his career as an audit manager at Coopers & Lybrand LLP.

“Since joining SupportSoft as chief financial officer in 1999, Brian has made numerous contributions and played a key role in establishing the Company in the strong leadership position it is in today. We thank Brian for his contributions to SupportSoft and wish him well as he moves into the next phase of his career,” said Radha Basu. “I have great confidence in Ken’s ability to lead our financial operations, as he has strong knowledge of SupportSoft’s business, processes, systems, and all aspects of the Company’s financial reporting and corporate governance.”

About SupportSoft

SupportSoft, Inc. is a leading provider of Real-Time Service Management (RTSM(TM)) software designed to improve enterprise endpoint automation and technical support and enable triple play service automation for VoIP, video or broadband delivery by service providers to their customers. Digital service providers benefiting from SupportSoft solutions include Auna, Belgacom, BellSouth, Casema,

Charter Communications, Comcast Communications, Cox Communications, Time Warner, TDC Cable TV, TeliaSonera, UPC and Verizon. Enterprises that have licensed SupportSoft software for IT requirements include ADP, Bank of America, BT, IBM, Procter & Gamble, Siebel Systems, Sony and Thomson Financial. Managed service providers that utilize the Company’s solutions to provide outsourced services to their enterprise customers include ACS, CGI, CompuCom and CSC. For more information, visit www.supportsoft.com.

For Investor Relations Inquiries:	For Media Relations Inquiries:

Scott Wilson	Jennifer Massaro
(650) 556-8515	(650) 556-8596
ir@supportsoft.com	pr@supportsoft.com

This press release contains forward-looking statements including the statements about the Company’s position for growth in the future and the expected contributions by the new interim chief financial officer, which are subject to a number of risks and uncertainties, including but not limited to, competition from other vendors, lack of market acceptance of the Company’s solutions, personal factors related to Mr. Owyang, the rapid pace of technological change, as well as other risks detailed from time to time in our SEC reports. SupportSoft assumes no obligation to update information contained in this press release.